Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS Q3 RESULTS

SAN DIEGO, Nov. 6—Accredited Home Lenders Holding Co. (NASDAQ: LEND), a mortgage company specializing in non-prime residential mortgage loans, today announced results for the quarter ended September 30, 2006.

Net income for the quarter ended September 30, 2006 was $18.4 million, or $0.83 per share on a fully-diluted basis, down from $41.3 million for the comparable period in 2005. Total net revenue for the quarter was $114.3 million, down from $151.8 million for the comparable period in 2005.

Commenting on the third quarter results, Accredited’s Chairman and CEO James Konrath said, “As previously reported, our recent performance has been negatively impacted by fierce pricing competition, ongoing product contraction, anticipated higher delinquencies and losses, and activities associated with the acquisition of Aames Investment Corporation that was effective on October 1. Despite these headwinds, Accredited originated loans at a profit, maintained our low cost structure, and closed the acquisition of Aames on schedule.

“While we are not satisfied with the third quarter profits and portfolio trends, we remain committed to, and confident in, our prospect for long-term growth and profitability. In this context, the Aames acquisition will help to immediately expand our most profitable origination channel, the retail platform.”

Operational Highlights

•	The Company closed the acquisition of Aames Investment Corporation effective October 1, 2006 for a total purchase price of $235 million, which included $77.6 million in cash and issuance of approximately 4.4 million shares of its common stock.

•	Net cost to originate for the quarter was 1.53%, an improvement of 4 basis points from the same period last year.

•	Loans on-balance sheet reached $9.3 billion at September 30, 2006, an increase of $254 million, or 2.8%, from September 30, 2005.

•	Net interest income after provision was $59.5 million, compared to $64.1 million in Q3 2005.

•	Mortgage origination volume was $4.2 billion in Q3 2006, compared to $4.5 billion in Q3 2005.

•	On September 14, 2006, the Board of Directors authorized the company to repurchase up to 5 million shares of the company’s stock from time-to-time through October 1, 2007. Through November 3, 2006, the company has purchased 750,000 shares of the company common stock under the repurchase program.

Financial Summary ($000)

	Q3 2006	% Change from Q3 05	YTD 2006	% Change from YTD 05
Total Net Revenues	$114,308	(24.7)%	$409,170	(2.2)%
Total Expenses	88,135	12.3%	247,945	11.9%

Income before Income Taxes and Minority Interest	$26,173	(64.3)%	$161,225	(18.1)%

Net Income	$18,433	(55.4)%	$95,506	(14.8)%

The decrease in total net revenues from Q3 2005 to Q3 2006 is primarily a result of a decrease in gain on sale from $81.9 million in Q3 2005 to $47.3 million in Q3 2006. The decrease in the gain on sale was largely due to lower premiums on loans sold and higher provisions for repurchases and premium recapture. In addition, the provision for market valuation on loans held for sale increased due to higher delinquency. The company’s average whole loan premiums, net of hedging, decreased from 3.08% in Q3 2005 to 1.86% in Q3 2006. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Net interest income after provision declined to $59.5 million in Q3 2006 from $64.1 million in Q3 2005 due primarily to lower spreads associated with pricing competition and the flattening yield curve. Provision for losses equaled $9.7 million in Q3 2006, compared to $15.4 million in Q3 2005. The decrease in the provision for losses reflects a decrease in the portfolio over the comparable period. The reserve balance on loans held for investment increased as a percentage of the principal balance outstanding to 1.7%, compared to 1.5% at December 31, 2005 and 1.4% at September 30, 2005.

Total operating expenses increased 12.3% from $78.5 million in Q3 2005 to $88.1 million in Q3 2006. Salaries, wages and benefits expense increased by 12.8% from $48.4 million in Q3 2005 to $54.6 million in Q3 2006 primarily due to growth in staff and related salaries, partially offset by lower bonuses and commissions. General, administrative, and other expenses increased by 11.6% from $30.1 million in Q3 2005 to $33.6 million in Q3 2006 primarily because of the additional investment in technology and infrastructure.

Loan Originations

The company originated $4.2 billion of mortgage loans for the quarter ended Q3 2006, compared to $4.5 billion of mortgage loan originations in Q3 2005, a decrease of

5.9%. For the same time period, volume from the retail channel increased from $456.9 million in Q3 2005 to $501.5 million in Q3 2006, an increase of 9.8%. This volume did not include any retail volume from the Aames acquisition, which occurred on October 1, 2006.

Wholesale and retail originations for the quarter represented 88% and 12% of total loan production, respectively, reflecting a higher growth rate in the retail channel.

The company’s net cost to originate mortgage loans was 1.53% for the quarter ended September 30, 2006 compared to 1.57% in Q3 2005. Management believes this measurement is beneficial to investors because it provides a measurement of the efficiency of the loan origination process. Additional detail on the calculation of net cost to originate can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q3 2006, $3.7 billion of mortgage loans were sold in whole loan sales for cash, and the company completed the funding of the $1.4 billion securitization initiated in Q2 2006 by delivering $350 million in mortgage loans to finalize the securitization. At the end of the quarter, $2.0 billion of mortgage loans were held for disposition.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $9.4 billion at September 30, 2006. The serviced portfolio increased 2.4% from $9.2 billion at September 30, 2005. This was primarily due to the company’s securitization program. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) comprised 5.44% of the serviced portfolio at September 30, 2006, compared to 2.47% at December 31, 2005 and 1.95% at September 30, 2005.

Liquidity

The company had approximately $6.7 billion in credit facilities at September 30, 2006. At the end of September, the company had used $2.0 billion of the available capacity. The company had $351 million in available cash and additional liquidity at September 30, 2006.

Effective November 6, 2006, the company added a $100 million working capital credit facility. Advances on the committed facility are secured by the company’s ownership interest in the residual cash flows from the securitized loans held for investment.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 12.3 times at September 30, 2006. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release.

Conference Call

Accredited will host a conference call for analysts and investors on November 6 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the company’s financial results for the third quarter of 2006. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at mgimenez@accredhome.com or 858.676.2155 to receive details regarding the call.

The call is being web cast and can be accessed live at Accredited’s website – http://investors.accredhome.com. A replay of the conference call will be archived on the website.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s prospect for long-term growth and profitability; statements concerning the company’s loan origination volumes and the impact of market conditions and competition on those volumes; the synergies, economies of scale and employee gains following the company’s recently completed acquisition of Aames Investment Corporation; the company’s projected growth in loan originations; the gains the company receives in connection with its whole loan sales; the company’s ability to reduce costs, including costs to originate; the credit quality of the company’s loan portfolio; the company’s ability to attract and retain qualified personnel; predictions concerning the credit quality of the company’s loan portfolio; and the company’s anticipated reserve levels, levels of repurchases and premium recapture, and loss experience; the company’s outlook on the competitive and regulatory environments, generally, and the impact that those environments will have on weighted average coupons, margins and whole loan sale premiums. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the ability of the company to achieve synergies, economies of scale, and employee gains following the completion of the merger with Aames; interest rate volatility and the level of interest rates generally; the nature and amount of competition, the availability of alternative loan products not offered by the company, and the nature and characteristics of the loans originated by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first and second quarters of 2006, and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary (Unaudited)

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income Statement:
Interest income	$207,343	$164,147	$606,850	$430,194
Interest expense	(138,197)	(84,571)	(377,308)	(207,022)

Net Interest income	69,146	79,576	229,542	223,172
Provision for losses	(9,674)	(15,427)	(39,273)	(46,377)

Net interest income after provision	59,472	64,149	190,269	176,795
Gain on sale of loans	47,288	81,903	198,514	227,799
Other income	7,548	5,704	20,387	13,881

Total net revenues	114,308	151,756	409,170	418,475

Salaries, wages and benefits	54,571	48,376	151,371	140,501
General, administrative, and other expenses	33,564	30,077	96,574	81,122

Total operating expenses	88,135	78,453	247,945	221,623

Income before income taxes and minority interest	26,173	73,303	161,225	196,852
Income tax provision	5,246	29,517	58,236	77,217
Minority interest - dividends on preferred stock of subsidiary	2,494	2,495	7,483	7,484

Net income	$18,433	$41,291	$95,506	$112,151

Basic earnings per share	$0.85	$1.95	$4.41	$5.34

Diluted earnings per share	$0.83	$1.87	$4.28	$5.11

Weighted average shares outstanding:
Basic	21,739	21,217	21,656	21,017

Diluted	22,292	22,059	22,327	21,932

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Other Data:
Originations:
Wholesale	$3,727,570	$4,035,794	$10,422,741	$10,721,350

Retail	501,471	456,925	1,473,037	1,140,663

Total mortgage loan originations	$4,229,041	$4,492,719	$11,895,778	$11,862,013

Weighted average coupon rate of mortgage loan originations	8.51%	7.70%	8.49%	7.64%

Weighted average credit score (1)	635	639	636	639

Loan sales and securitizations:
Whole loan sales	$3,670,353	$2,979,088	$10,385,612	$7,915,870

Mortgage loans securitized	349,858	1,120,042	2,403,685	3,045,080

Total loan sales and securitizations	$4,020,211	$4,099,130	$12,789,297	$10,960,950

Net profit margin on whole loan sales:
Gain on whole loan sales (2)	2.05%	2.82%	1.99%	2.96%
Net gain (loss) on derivatives (2)	-0.19%	0.26%	0.09%	0.17%

Net premium received on whole loan sales (2)	1.86%	3.08%	2.08%	3.13%
Net origination points and fees	0.67%	0.43%	0.74%	0.39%
Loan origination expenses	-2.20%	-2.00%	-2.22%	-2.12%

Net cost to originate (3)	-1.53%	-1.57%	-1.48%	-1.73%

Net profit margin on whole loan sales	0.33%	1.51%	0.60%	1.40%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.53%	0.26%	0.39%	0.26%

Net interest margin components (4)
Warehouse
Interest income	8.26%	7.51%	8.18%	7.50%
Interest expense	-5.84%	-4.28%	-5.52%	-3.99%
Commitment fees expense	-0.29%	-0.17%	-0.22%	-0.30%

Spread	2.13%	3.06%	2.44%	3.21%

Securitizations
Interest income	7.15%	6.88%	7.07%	6.86%
Prepayment penalty income and other	0.93%	0.97%	0.82%	0.83%
Interest expense	-5.43%	-4.01%	-5.11%	-3.71%
Net hedging gains and amortization of bond issue costs	0.24%	0.18%	0.31%	0.13%

Spread	2.89%	4.02%	3.09%	4.11%

Net Interest Margin	2.83%	3.84%	3.07%	3.99%

(dollars in thousands)	At September 30, 2006	At December31, 2005	At September 30, 2005
Serviced Portfolio: (6)
Loans held for sale	$1,887,421	$2,276,875	$2,379,043

Loans held for investment	7,441,866	7,339,097	6,696,033
Loans sold servicing retained or securitized/off balance sheet	65,288	90,181	101,158

Total serviced portfolio at period end	$9,394,575	$9,706,153	$9,176,234

Total delinquent at period end (5)	5.44%	2.47%	1.95%

Total number of employees	3,164	2,762	2,639

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. Weighted average FICO scores shown do not include Canada volume.
(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below.
(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums paid, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconciliation table below.
(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.
(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).
(6)	Includes REO

(dollars in thousands)	At September 30, 2006	At December 31, 2005	At September 30, 2005
Balance Sheet Data:
Cash and cash equivalents	$201,359	$44,714	$21,525
Restricted cash	312,459	46,207	139,285

Accrued interest receivable	43,502	42,878	39,340

Mortgage loans held for sale, net	1,842,248	2,252,252	2,349,385

Mortgage loans held for investment, net	7,230,511	7,195,872	6,581,439

Derivative assets, including margin account	68,953	89,409	61,784

Other assets	273,513	181,914	98,891

Total Assets	$9,972,545	$9,853,246	$9,291,649

Credit facilities	$2,046,208	$2,805,119	$3,060,342

Securitization financing	7,050,283	6,240,820	5,550,348

Other liabilities	127,221	155,973	82,196

Total Liabilities	9,223,712	9,201,912	8,692,886

Minority interest - preferred securities of subsidiary	97,922	97,922	97,922

Total Stockholders’ Equity	650,911	553,412	500,841

Total Liabilities and Stockholders’ Equity	$9,972,545	$9,853,246	$9,291,649

Regulation G Disclosures

Information on the gain on sale components, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how the gain on sale components, net cost to originate and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Gain on Sale

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Whole loan sales	$3,670,353	$2,979,088	$10,385,612	$7,915,870
Gain on whole loan sales	$75,136	$84,099	$207,189	$238,168
Net gain (Loss) on derivatives	(6,951)	7,870	9,370	13,634

Net premium received on whole loan sales	68,185	91,969	216,559	251,802

Provision for Reserves (1)	(31,026)	(5,203)	(41,284)	(14,013)

Direct loan origination fees (expenses)	10,129	(4,863)	23,239	(9,990)

Total net gain on sale of loans per Financials	$47,288	$81,903	$198,514	$227,799

As % of whole loan sales (2)
Gain on whole loan sales (3)	2.05%	2.82%	1.99%	2.96%
Net gain on derivatives	-0.19%	0.26%	0.09%	0.17%

Net premium received on whole loan sales	1.86%	3.08%	2.08%	3.13%

(1)	Previously issued amounts have been reclassified to conform to current presentation. Includes LOCOM, Repurchase and Premium Recapture reserves (excludes losses on discount sales).
(2)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain on whole loan sales and net gain (loss) in derivatives, respectively, by whole loan sales
(3)	Gain on sale percentage for 2005 does not include gain on clean-up call.

Regulation G Disclosure related to Net Cost to Originate

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total mortgage loan originations	$4,229,041	$4,492,719	$11,895,778	$11,862,013

Total operating expenses	$88,135	$78,453	$247,945	$221,623
Add deferred direct loan origination expenses	13,416	17,419	40,276	47,345
Less servicing cost (1)	(8,534)	(5,809)	(23,527)	(17,044)

Loan origination expenses	93,017	90,063	264,694	251,924
As % of volume	2.20%	2.00%	2.23%	2.12%

Less deferred net origination points and fees	(28,236)	(19,231)	(88,050)	(46,133)

Net cost to originate	$64,781	$70,832	$176,644	$205,791

As % of volume	1.53%	1.57%	1.48%	1.73%

(1)	Servicing Cost consists of direct expenses and allocated corporate overhead included in operating expenses.

Regulation G Disclosure related to Adjusted Leverage

(dollars in thousands)	At September 30, 2006	At December31, 2005	At September 30, 2005
Total Liabilities	$9,223,712	$9,201,912	$8,692,886

Minority interest - preferred securities of subsidiary	$97,922	$97,922	$97,922

Total Stockholders’ Equity	650,911	553,412	500,841

Total Minority Interest and Stockholders’ Equity	$748,833	$651,334	$598,763

Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	12.3	14.1	14.5
Ratio of Total Liabilities divided by Stockholders’ Equity	14.1	16.6	17.4